UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 28, 2008

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.	Regulation FD Disclosure

The information in this Item 7.01 of Form 8-K shall not be deemed to be "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

In connection with recent developments in the auction rate securities markets, American Eagle Outfitters, Inc. (the "Company") reports that at the end of its 2007 fiscal year on February 2, 2008, it had a total of approximately $786 million in cash and cash equivalents, short-term and long-term investments, which included approximately $418 million of investments in auction rate securities ("ARS").

Beginning February 12, 2008 through February 27, 2008, we have experienced failed auctions for 14 ARS issues representing principal and accrued interest in the total amount of $134.3 million. During this time, we have also sold four ARS issues, at par plus accrued interest, for a total of $21.6 million. We believe that the current lack of liquidity relating to our ARS investments will have no impact on our ability to fund our ongoing operations and growth initiatives.

As of February 27, 2008, our ARS portfolio totaled approximately $388 million. This amount includes approximately 44% federally insured student loan backed securities, 37% municipal and education authority bonds and 19% dividend received auction rate preferred securities. Our ARS portfolio is comprised of approximately 66% AAA rated investments, 23% AA rated investments and 11% A rated investments. At this time, we have no reason to believe that any of the underlying issuers of our ARS are presently at risk or that the underlying credit quality of the assets backing our ARS investments has been impacted by the reduced liquidity of these investments. We are in the process of evaluating the possibility of any impairment in our ARS investments. If the issuers are unable to successfully close future auctions or if their credit ratings deteriorate, we may be required to record an impairment charge on these investments in the future.

ARS are long term debt instruments with interest rates reset through periodic short term auctions. Holders of ARS can either sell into the auction or bid based on a desired interest rate or hold and accept the reset rate. If there are insufficient buyers, then the auction "fails" and holders are unable to liquidate their investment through the auction. A failed auction is not a default of the debt instrument, but does set a new interest rate in accordance with the original terms of the debt instrument. The result of a failed auction is that the ARS continues to pay interest in accordance with its terms; however, liquidity for holders is limited until there is a successful auction or until such time as another market for ARS develops. ARS are generally callable at any time by the issuer. Auctions continue to be held as scheduled until the ARS matures or until it is called.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This Current Report on Form 8-K contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the value and liquidity of the Company's investments in auction rate securities. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the future auctions of the Company's ARS holdings will not be successful, that the Company may be required to take impairment charges relating to its ARS investments and the other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: February 28, 2008	By:	/s/ Joan Holstein Hilson
Joan Holstein Hilson
Executive Vice President and Chief Financial Officer, AE Brand